EXHIBIT 10.11

[LOGO]
Interactive Marketing Inc.


                           Interactive Marketing Inc.
                           South Sepulveda Boulevard,
                           Suite 360, Manhattan Beach,
                            CA 90266 310.374.1898 Fax
                                  310.374.4233
                          www.4interactivemarketing.com


TO:              CLIVE BARWIN, SPORTSPRIZE ENTERTAINMENT, INC.
FROM:            ALAN H. GERSON
SUBJECT:         ENGAGEMENT AGREEMENT
DATE:            MAY 6, 1999


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Thank you for your interest in retaining  Interactive  Marketing Inc. (hereafter
IMI) to provide strategic and tactical Marketing services to Sportsprize Entertainment, Inc., (hereinafter, "SPE"). The following represents the terms of our engagement:

     1.   Term.

          a) SPE will retain Interactive Marketing Inc., to provide the services as set forth in paragraph 3 below for a term of one (1) year, commencing upon the signing of this agreement and the receipt of the initial monthly retainer by IMI as provided herein (the "Effective Date"). However, it is understood and agreed by the parties that both IMI and SPE shall have the right to cancel this Agreement at the end of the first One Hundred and Eighty
               (180) days of such term (the "Term"), upon Five (5) days written notice.

          b) In the event that this Agreement is not cancelled at the end of the first One Hundred and Eighty (180) days of the term, the parties agree to begin to negotiate for an extension of this understanding not later than ninety (90) days prior to the expiration of the full One (1) year Term, for an exclusive negotiation period not to exceed sixty (60) days.

     2. Status of Personnel. The parties acknowledge that Interactive Marketing Inc., (hereafter IMI) will be providing services hereunder as a non-exclusive independent contractor. IMI shall provide the services of Andrew Batkin and Alan Gerson and such other of its management and employees as it deems appropriate to provide the contracted services to SPE hereunder. All such persons will be under the specific direction and control of IMI and IMI is responsible for their compensation and any and all other obligations of an employer or general contractor, including but not limited to withholdings for taxes and responsibility for any or all employee benefits. Nothing in this agreement shall be construed to make such persons employees of SPE for any purpose.

     3. Services. IMI shall, during the first One Hundred and Eighty (180) days of the term provide the following services under this agreement:


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          a)   Create an overall  Marketing  and  Operational  Strategy  for the company, which will contain strategic and tactical business recommendations for the operational, revenue, marketing and
               organizational   issues   involved   in   the   launch   of   the
               Sportsprize.com website. These strategies and recommendations will address, among other issues:

               o The creation and operation of the Four (4) planned retailing areas.

               o A review of the structure and operations of the play of the Sportsprize.com games.

               o All legal and regulatory issues relating to the conduct of the Sportsprize.com games.

               o Site design, navigation, hosting, hardware and connectivity issues.

               o    Database design, capabilities and report functionalities.

               o The creation of a Go to Market plan for Sportsprize.com which will address

                    -    Review and revision of existing business plan

                    -    Personnel requirements and job descriptions

                    - Liaison with Kaleidoscope Marketing and help secure media and event partners

                    - Creation of Revenue, Traffic Building and Public Relations strategies and assistance in locating additional resources to execute such strategies, including public relations, ad sales representation and promotional marketing.

               o Assist in identifying key management personnel and advisory panels

               o    During  the   course  of  our   engagement   provide   close
                    consultation to SPE management to develop additional new business models and revenue generation strategies for SPE, including revisions and fine-tuning of the Go to Market Plan as well as integrate SPE into IMI's deal flow and strategic contacts to extend SPE's business model and create additional opportunities for the Company.

          b) IMI will undertake in good faith to meet the following timetables with respect to the above:

               i) Within 30 days of the commencement of our engagement, IMI will deliver an Initial Business Review and Assessment of the company's objectives, core capabilities, assets, products and services, as well as its relationships and available media platforms to be leveraged and meet with Kaleidoscope Marketing to integrate them into the planning process. Not later than the end of that period, IMI will meet with SPE management for an Initial Review and Assessment, and to continue to prioritize Company objectives.

               ii) Within 45 days of the commencement of our engagement, IMI will complete its review and recommendations relating to the Site and Game products as well as any database, hardware and infrastructure issues, as well as an initial review of Organizational issues.

               iii) Within 60 days of the  commencement of our  engagement,  IMI will present an Initial Draft and Outline of its Go to Market plan for creating multiple revenue streams from sources such as advertising, e-commerce, sponsorships, promotions and subscriptions,


                                                                      [Initials]

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                    etc.  relating to the  exploitation  of SPE content,  player following, and Retailing operations. Not later than the end of that period, IMI will meet with SPE to review, prioritize and finalize the strategies for that Go To Market Plan.

               iv) Within 150 days following the commencement of our engagement, IMI will deliver a detailed Interactive Go to Market Plan, outlining strategies to create multiple revenues streams for e-advertising, e-commerce, e-subscriptions, that leverage interactive media and technologies as a platform to extend the company's capabilities, assets, products and services. These strategies will include but not necessarily be limited to its Game content and Retail operations and will contain our strategic and tactical recommendations as to how SPE can continue to maximize its consumer and trade marketing effectiveness and generate new revenue opportunities by leveraging its core assets and capabilities.

               v) Throughout this engagement, IMI will provide close consultation to SPE management to oversee the implementation and execution of the strategies and tactical approaches
                    contained   in  the   Plan,   and  to   develop   additional
                    deliverables.

               vi) During the course of our engagement, IMI will integrate SPE into its deal flow and strategic contacts to extend SPE's business model and create additional opportunities for SPE, and meet periodically with management to insure that IMI and Management have the same understanding of Company goals and objectives.

4. Compensation: It is understood and agreed by and between the parties that in exchange for the mutual promises and undertakings contained herein that IMI shall be compensated as follows:

     a) IMI will receive a base monthly retainer fee of Twenty Five Thousand Dollars ($25,000) for the first Three (3) months of the term and a base monthly retainer fee of Thirty Thousand Dollars ($30,000.00) for each subsequent month of the term, due and payable on the Effective Date and thereafter on the first day of each subsequent full month through the end of the Term.

     b) SPE shall designate IMI as its non-exclusive Independent Sales Agent. For acting in this capacity IMI shall receive as an additional fee, 15% of any and all of SPE's recurring Net revenues resulting from advertising, sponsorship and promotion revenues generated by sales and agreements that IMI directly brings to SPE during the term of this Agreement, as extended, payable monthly for the length of the underlying sales contract, as extended. IMI will also be entitled to that commission on other direct revenue opportunities with respect to which SPE requests IMI's assistance in developing and closing, payable monthly for the length of the underlying sales contract, as the same may extended. It is understood that the value of any prize or merchandise promotions received by SPE shall be calculated at 50% of the retail value of the merchandise or prize for the purpose of calculating IMI's commission.

     c) In addition, the President of SPE hereby agrees to sell to IMI or its nominee 600,000 Reg S shares in Sportsprize Entertainment Inc. for a price of $.01 per share. Of such total, 400,000 shares shall be offered to IMI and available for sale immediately upon the Effective Date of this Agreement, and, provided this Agreement is not cancelled at the end of the first One Hundred Eighty (180) days, IMI shall be offered and have the right to purchase the remaining 200,000 shares on the 181st day. These shares are subject to Rule 144 and thus will not be tradeable for a period of One (1) year. In the event that SPE completes a registration statement or attains a small cap listing on NASDAQ, these shares shall have full "piggyback" registration rights, at SPE's expense, and will thus become free trading. IMI agrees that when such shares become free trading, that IMI will limit the shares it offers for sale in any single week to 5% of the previous weeks' total share trading volume.


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     d)   IMI shall be entitled to  reimbursement  of all reasonable,  necessary and pre-approved travel, entertainment and business expenses incurred in furtherance of SPE business and pursuant to this undertaking, upon
          submission  of  reasonable   documentation  and  receipts,   SPE  will
          designate an executive to be available to make timely approval of requests by IMI to incur reimbursable expenses on SPE's account. IMI will be guided by SPE policy relating to business entertainment and travel expenses, and will submit requests for reimbursement on forms acceptable to SPE. Reimbursement will be made to IMI not later than Thirty (30) days after submission of documentation. However, it is understood and agreed that SPE corporate policy notwithstanding, Air Travel of a duration of more than Three (3) hours, undertaken by Andrew Batkin or Alan Gerson, at the request of SPE, will be booked in the next highest level of cabin service above Coach which is available for a required flight. With respect to other IMI employees, they will be entitled to reimbursement for the cost of Upgrade Certificates on such flights, and will book the underlying ticket at Coach fares.

5. Limitation of Liability. In the event of any breach of this Agreement by either party, the limitation of any claim of loss by the non-breaching party shall be no greater than the proven financial loss sustained by the non-breaching party by virtue of such breach. In no event shall either party be liable hereunder for incidental or consequential damages for any breach of this Agreement.

6. Basis for Engagement: SPE acknowledges that IMI has been retained because of its experience and knowledge in the field of Internet and Interactive marketing, and that IMI will be providing its opinions and consultations based on its accumulated knowledge and experience and that of its principals and employees. SPE is free to accept or reject any such advice, opinions and consultations offered, and to use, modify or reject any such written materials prepared by IMI.

7. No Rights to Marks: Each party acknowledges that it is not being granted or vested with any right or interest, ownership or otherwise, in or to any of the other party's trademarks, trade-names, service marks or logos by virtue of or pursuant to this Agreement.

8. Entire Agreement: This written Agreement constitutes the sole and only agreement of the parties relating to the matters covered hereby. Any prior or contemporaneous agreements, promises, negotiations or representations not expressly set forth in the Agreement are of no force or effect. This Agreement supercedes any and all existing contracts and agreements by the parties with respect to the subject matter covered herein. Any and all notices made or required hereunder shall be delivered in writing to each party at their corporate address, attention of the respective Chief Executive Officers.

If this Agreement, consisting of Four (4) pages including this signature page, accurately states the terms of our Agreement, please sign below where indicated, and return to IMI together with the payment specified in section 4a).

Sportsprize Entertainment, Inc.            Interactive Marketing, Inc.

By /s/ Jeff Paquin                         By /s/ Alan H. Gerson
   --------------------------------           ----------------------------------
Name and Title                             Name and Title
   Jeff Paquin, President                    Alan H. Gerson, President


Date May 17/99                             Date May, 17, 1999
     ---------                                  -------------

Acknowledged, President, Sportsprize Entertainment, Inc.
/s/ Jeff Paquin                            Date  May/99
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